Deutsche Bank

 Deutsche Bank AG New York

60 Wall Street

New York, NY 10005

Telephone: 212-250-5977

Facsimilie: 212-797-8826

To:

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-AR1

Attn:	Corporate Trust & Loan Agency/DBALT 2007-AR1
Fax No:	212-525-1300
From:	DEUTSCHE BANK AG, NEW YORK BRANCH
Attn:	New York Derivatives Documentation
Telephone No:	212-250-9425
Fax No:	212-797-0779
Email:	NYderivative.documentation@db.com
Reference:	Global No. N556317N
Date:	January 31, 2007

Swap Transaction Confirmation

1.

The purpose of this letter agreement (“Confirmation”) is to confirm the terms and conditions of the Transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, New York Branch (“DBAG”) and HSBC Bank USA, National Association, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-AR1 (“Counterparty”) created under the Pooling and Servicing Agreement for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-AR1 dated as of January 1, 2007 among Deutsche Alt-A Securities, Inc., as depositor, Wells Fargo Bank, N.A., as master servicer and securities administrator, and HSBC Bank USA, National Association, as trustee (the “Pooling and Servicing Agreement”).

The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the 2000 Definitions and this Confirmation, this Confirmation will govern for the purposes of the Transaction.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2000 Definitions.  Capitalized terms used in this Confirmation and not defined in this Confirmation or the 2000 Definitions shall have the respective meaning assigned thereto in the Agreement (as herein defined).  Each party hereto agrees to make payment to the other party hereto in accordance with the provisions of this Confirmation and of the Agreement.

2.

This Confirmation supersedes any previous confirmation or other communication with respect to the Transaction and evidences a complete and binding agreement between you and us as to the terms of the Swap Transaction to which this Confirmation relates.  This Confirmation supplements, forms part of, and is subject to the terms and conditions of the ISDA Master Agreement dated as of January 31, 2007, between each of DBAG and Counterparty (the “Agreement”). Capitalized terms used in this Confirmation and not defined in the Agreement, this Confirmation or the 2000 Definitions shall have the respective meaning assigned in the Pooling and Servicing Agreement.

3.

The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

General Terms
Type of Transaction:	Rate Swap
Notional Amount:

With respect to any Calculation Period, the lesser of (i) the Scheduled Principal Balance of the Mortgage Loans (as defined in the Pooling and Servicing Agreement) as of the first day of the related Due Period and (ii) the aggregate Certificate Principal Balance of the Class A-1 Certificates immediately prior to the Distribution Date occurring in the calendar month in which such Calculation Period ends.

Trade Date:	January 10, 2007
Effective Date:	January 31, 2007
Termination Date:	The earlier to occur of (i) January 25, 2047 and (ii) the date upon which the Notional Amount has been reduced to zero, subject to adjustment in accordance with the Following Business Day Convention.
Payment Dates:

The 25th of each month in each year from (and including) February 25, 2007 to (and including) the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.  Early Payment shall be applicable.  The Floating Rate I Payer and Floating Rate II Payer Payment Date shall be one (1) Business Day preceding each Floating Rate I Payer Period End Date and Floating Rate II Payer Period End Date, respectively.

Floating Amount I:
Floating Rate I Payer:	DBAG
Floating Rate I Option:	USD-LIBOR-BBA
Floating Rate I:	On or prior to the Optional Termination Date (as defined in the Pooling and Servicing Agreement) the sum of USD-LIBOR-BBA plus 0.12%
After the Optional Termination Date (as defined in the Pooling and Servicing Agreement) the sum of USD-LIBOR-BBA plus 0.24%
Floating Amount I:	With respect to each Payment Date, the product of (x) the Floating Rate I for that Payment Date, (y) the Notional Amount for that Payment Date and (z) the Floating Rate I Day Count Fraction.
Floating Rate I Day Count Fraction:	Actual/360
Compounding:	Inapplicable
Designated Maturity:	One month
Reset Dates:	The first day of each Calculation Period
Floating Amount II:
Floating Rate II Payer:	Counterparty
Floating Rate II Option:	USD-LIBOR-BBA
Floating Rate II:

On or prior to the Optional Termination Date (as defined in the Pooling and Servicing Agreement) the lesser of (i) the sum of (A) USD-LIBOR-BBA plus 0.12% and (B) a per annum rate not to exceed 0.06%, (ii) the Net WAC Pass-Through Rate (as defined in the Pooling and Servicing Agreement) and (iii) 10.50% per annum.

After the Optional Termination Date (as defined in the Pooling and Servicing Agreement) the lesser of (i) the sum of (A) USD-LIBOR-BBA plus 0.24% and (B) a per annum rate not to exceed 0.12%, (ii) the Net WAC Pass-Through Rate (as defined in the Pooling and Servicing Agreement) and (iii) 10.50% per annum.

Floating Amount II:	With respect to each payment date, the product of (x) Floating Rate II, (y) the Notional Amount for that Payment Date, and (z) the Floating Rate II Day Count Fraction.
Floating Rate II Day Count Fraction:	Actual/360
Designated Maturity:	One month
Compounding:	Inapplicable
Reset Dates:	The first day of each Calculation Period
Additional Terms:
Netting of Payments Under Certificate Swap:

Notwithstanding anything to the contrary in this Confirmation, if for any Calculating Period, Floating Amount I is greater than Floating Amount II, then DBAG’s netted payment under this Confirmation shall be the greater of (i) zero and (ii) (a) (Floating Amount I minus Floating Amount II) minus (b) the Class A-1 Amount (as defined in the Pooling and Servicing Agreement).

Business Days:	New York
Calculation Agent:	DBAG
Account Details and Settlement Information:	Payments to DBAG: Deutsche Bank Trust Company – Americas, New York SWIFT Code: BKTRUS33 Favor of: Deutsche Bank AG, New York Acct. # 01 473 969 Reference: N556317N
Payments to Counterparty: Wells Fargo Bank, NA ABA# 121000248 Account Name: SAS Clearing Account #397077416 FFC to: DBALT 2007-AR1, Class A-1 Certificate Swap Account #50980401

Please confirm that the foregoing correctly sets forth the terms of our agreement by having an authorized officer sign this Confirmation and return it via facsimile to:

Attention: Derivative Documentation

Telephone: 44 20 7547 4755

Facsimile: 44 20 7545 9761

E-mail:derivative.documentation@db.com

This message will be the only form of Confirmation dispatched by us. If you wish to exchange hard copy forms of this Confirmation, please contact us.

For and on behalf of DEUTSCHE BANK AG, NEW YORK BRANCH (RMBS Derivatives Desk)

For and on behalf of

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual or corporate capacity but solely as Trustee for the Supplemental Interest Trust for Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-AR1

/s/ John Farrell Name: John Farrell Title: VP Date: 1/31/07 /s/ Mathew Hoff Name: Mathew Hoff Title: AVP Date: 1/31/07	/s/ Fernando Acebedo Name: Fernando Acebedo Title: Vice President Date: 1/31/07

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Banziger, Tessen von Heydebreck, Anthony Di Iorio, Hermann-Josef Lamberti